Exhibit 10.2
[Letterhead of Coeur d’Alene Mines Corporation]

To:	Credit Suisse AG (as “Facility Agent”) Paradeplatz 8 8001 Zurich Switzerland (in its capacity as Facility Agent for and on behalf of the Finance Parties)
Date: 20 December 2010
Dear Sirs
AMENDMENT TO THE COEUR FACILITY AGREEMENT: GUARANTOR SIDE LETTER (THE “LETTER”)
1.	BACKGROUND

A	We refer to the US$45,000,000 term facility agreement originally dated 27 October 2009 together with a waiver letter dated 13 November 2009 as amended by an amendment and restatement agreement dated on or about the date hereof (the “2010 Amendment and Restatement Agreement”) between, among others, (1) Coeur Alaska Inc as Borrower (2) the Financial Institutions listed in schedule 1 thereto as Original Lenders (3) Credit Suisse AG in its capacities as Arranger, Security Agent, Facility Agent and (4) Credit Suisse International (as Hedge Provider) (the “Facility Agreement”).

B	As part of the security for the Facility, Coeur D’Alene Mines Corporation (as “Guarantor”) entered into a Facility Guarantee dated 27 October 2009 (the “Facility Guarantee”) and a Project Cost Guarantee dated 27 October 2009 (the “Project Cost Guarantee”).

C	Pursuant to the 2010 Amendment and Restatement Agreement, the Facility Agent, acting on behalf of the Lenders, has agreed to increase the Total Commitments.

2.	CONSENT

The Guarantor acknowledges the terms of the 2010 Amendment and Restatement Agreement and agree that the Guarantor’s liabilities and obligations under the Facility Guarantee shall continue unaffected notwithstanding the amendments made to the Facility Agreement by the 2010 Amendment and Restatement Agreement and further agrees that the Facility Guarantee shall continue in full force and effect.

3.	AMENDMENT TO THE FACILITY GUARANTEE

3.1	The parties to this Letter agree that, from the date of this Letter, the Facility Guarantee shall be amended in accordance with clause 3.2 to 3.4 below.

3.2	A new definition of “2010 Amendment and Restatement Agreement” shall be inserted in clause 1.1:

“2010 Amendment and Restatement Agreement” means the amendment and restatement agreement to the Facility Agreement dated December 2010 and made between, among others, the Facility Agent and the Borrower.

3.3	A new definition of “Bolivian Subsidiary” shall be inserted in clause 1.1:

“Bolivian Subsidiary” means Empresa Minera Manquiri S.A, a Bolivian incorporated mining company which is a 100% owned Subsidiary of the Guarantor.

3.4	A new clause shall be inserted in the Facility Guarantee at clause 10.28:

“10.28 No Liens
(a)	Subject to 10.30 below, the Guarantor in its capacity as controlling shareholder shall procure that the Bolivian Subsidiary shall not, for two years from the date of the 2010 Amendment and Restatement Agreement, create or permit to subsist any Security over any of its property or assets, except in relation to (i) any Permitted Liens and (ii) Liens securing obligations of the Bolivian Subsidiary, in an aggregate principal amount outstanding not in excess of $50,000,000 at any time, arising in connection with (x) capital leases, sale-leasebacks, equipment financing or similar arrangements, or (y) Financial Indebtedness of the type described in clause 10.30(a) below.

(b)	Subject to 10.30 below, the Guarantor in its capacity as controlling shareholder shall procure that the Bolivian Subsidiary shall not for two years from the date the 2010 Amendment and Restatement Agreement :
(i)	sell, transfer or otherwise dispose of any of its property or assets on recourse terms;

(ii)	enter into any arrangement under which any of its property or assets may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect in respect of any of its property or assets, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, except in relation to (i) any Permitted Liens and (ii) obligations of the Bolivian Subsidiary, in an aggregate principal amount outstanding not in excess of $50,000,000 at any time, arising in connection with capital leases, sale-leasebacks, equipment financing or similar arrangements.”
3.5	A new clause shall be inserted in the Facility Guarantee at clause 10.29:

“10.29 No disposals
Subject to 10.30 below, the Guarantor in its capacity as controlling shareholder shall procure that the Bolivian Subsidiary shall not, for two years from the date the 2010 Amendment and Restatement Agreement, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any of its collateral, except in relation to (i) any Permitted Disposals (without regard to the proviso set forth in the parenthetical in clause (c) of the definition of the term “Permitted Disposal”), and (ii) capital leases, sale-leasebacks or similar arrangements.”

3.6	A new clause shall be inserted into the Facility Guarantee at clause 10.30:

“10.30 No breach
(a)	Notwithstanding clauses 10.28 and clause 10.29 above, the Parties agree that the Bolivian Subsidiary may incur Financial Indebtedness, up to a maximum aggregate amount of USD $50,000,000, for the purposes of:
(i)	distribution of funds, or repayment of indebtedness owing, to the Guarantor;

(ii)	capital lease and equipment financing; and

(iii)	working capital credit lines,
and the Parties agree that the Guarantor shall not be in breach of any of its obligations under clause 10.28 and clause 10.29 in such circumstances.”
(b)	The Parties agree that the Guarantor shall not be in breach of any of its obligations under clause 10.29 in the event that:
(i)	any of the revenues of the Bolivian Subsidiary are, nationalised, expropriated or compulsorily acquired;

(ii)	any of the material assets of the Bolivian Subsidiary are seized, nationalised, expropriated or compulsorily acquired.
4.	RELEASE OF THE PROJECT COST GUARANTEE

The Security Agent hereby irrevocably and unconditionally releases the Guarantor from all guarantees, covenants, liabilities and obligations of the Guarantor under or pursuant to the Project Cost Guarantee.

5.	MISCELLANEOUS

5.1	Terms defined in, or construed for the purposes of, the Facility Agreement have the same meanings when used in this Letter (unless the same are otherwise defined in this Letter).

5.2	This Letter is a Finance Document.

5.3	Save as amended by this Letter, the Facility Guarantee shall remain unamended and in full force and effect.

5.4	If, at any time, any provision of this Letter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

5.5	This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

Yours faithfully
/s/ Mitchell J. Krebs
FOR AND ON BEHALF OF
COEUR D'ALENE MINES CORPORATION

EXECUTION PAGE
To: Guarantor
We acknowledge, agree and accept the terms of this Letter.
THE SECURITY AGENT

Signed by Flavia R. Sennhauser for and on	)
behalf of CREDIT SUISSE AG	)
	)	/s/ Flavia R. Sennhauser

Signature

/s/ Colin Hunter

Signature
Colin Hunter
Director
Credit Suisse